Exhibit 10-AA-1
Arrangement between Ford Motor Company
and Mark Fields, dated February 7, 2007
On February 7, 2007, the Compensation Committee of the Company’s Board of Directors approved a request by Mark Fields, Executive Vice President and President, The Americas, regarding a change in his compensation arrangement related to his use of Company aircraft. Mr. Fields will no longer use Company aircraft for personal travel. The Company will pay the costs, including first class commercial airfare, for personal travel to and from his home in Florida. The Company will continue to provide tax relief as a result of the imputed income associated with this arrangement.